Exhibit 99.1

Battery Future Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing February 4, 2022

MIAMI, FL—Battery Future Acquisition Corp. (NYSE: BFAC.U) (the “Company”) announced that, commencing February 4, 2022, holders of the 34,500,000 units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on The New York Stock Exchange (the “NYSE”) under the symbol “BFAC.U,” and the separated Class A ordinary shares and warrants are expected to trade on the NYSE under the symbols “BFAC” and “BFAC.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. (“Cantor”) acted as the sole bookrunner, and Roth Capital Partners acted as the co-manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 14, 2021.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained by contacting Cantor, Attention: Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region (excluding China), the Company intends to focus its search on industries spearheading the shift from fossil fuels to electrification, including companies in the battery value chain from the mine site to end user to after-life battery and component recycling.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Battery Future Acquisition Corp.

http://futureacquisition.com/

(347) 417-4062

Media:

Gasthalter & Co.

Jonathan Gasthalter/

Kevin FitzGerald

(212) 257-4170